Exhibit 10.32

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) between Jeffrey Jacob, an individual (the “Executive”), and Cancer Prevention Pharmaceuticals, Inc. (“CPP”), a Delaware corporation, is effective as of January 1, 2016 (the “Effective Date”) and recites and provides as follows:

WHEREAS, CPP desires to continue to retain the services of Executive, and Executive desires to continue to be employed by CPP, all on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, CPP and Executive agree as follows:

1.           EMPLOYMENT PERIOD. CPP hereby agrees to continue to employ Executive, and Executive hereby agrees to continue to be employed by CPP, in accordance with the terms and provisions of this Agreement, for the period commencing on the Effective Date and ending at midnight on December 31, 2018 (the “Employment Period”).

2.           TERMS OF EMPLOYMENT.

(A)         POSITION AND DUTIES.

(i)          During the Employment Period, Executive shall serve as the Chief Executive Officer of CPP, and perform such duties and functions commensurate with such title as the Board of Directors of CPP (the “Board”), shall reasonably determine. Executive’s services shall be performed principally at CPP’s headquarters in Tucson, Arizona. However, from time to time, Executive may also be required by his job responsibilities to travel on CPP business, and Executive agrees to do so. Executive shall not be required to relocate from the Tucson, Arizona area.

(ii)         During the Employment Period, Executive agrees to devote his full-time attention to the business and affairs of CPP and/or its subsidiaries. Executive’s employment under this Agreement shall be Executive’s exclusive employment during the Employment Period. Unless otherwise approved by the Board, Executive may not engage, directly or indirectly, in any other business, investment, or activity that interferes with Executive’s performance of Executive’s duties hereunder, is contrary to the interest of CPP or any of its subsidiaries, or requires any significant portion of Executive’s business time. The foregoing notwithstanding, the parties recognize and agree that Executive may engage in personal investments, other business activities, including serving on the board of directors of Critical Path Institute, and civic, charitable or religious activities which do not conflict with the business and affairs of CPP or interfere with Executive’s performance of his duties hereunder. Executive may not serve on the board of directors of any entity other than CPP during the Employment Period without the written approval of the Board. Executive shall be permitted to retain any compensation received for approved service on any unaffiliated corporation’s board of directors.

(B)         COMPENSATION.

(i)          Base Salary. During the Employment Period, Executive shall receive a base salary (“Base Salary”), which shall be paid in equal installments on a biweekly basis, at the rate of Three Hundred Ten Thousand Dollars ($310,000) per annum, less payroll deductions and withholdings required by law or otherwise permitted under this Agreement. This base salary will be reviewed at least annually and may be increased (but not decreased) at the discretion of CPP’s Board or Compensation Committee.

(ii)         Bonus. In addition to Executive’s Base Salary, Executive shall be eligible to earn an annual cash bonus with the target amount equal to fifty percent (50%) of his Base Salary (“Annual Bonus”) in addition to a discretionary equity bonus, with the actual amount of any such bonuses increased or decreased in the sole and absolute discretion of CPP’s Board or Compensation Committee. Executive’s Annual Bonus eligibility will be reviewed on an annual or more frequent basis by CPP’s Board or Compensation Committee. In addition, upon the occurrence of: (i) the listing of CPP’s securities on an exchange, and/or (ii) the completion of patient enrollment in CPP’s Phase 3 clinical trial with its product candidate CPP-1X/sul for the treatment of familial adenomatous polyposis, Executive shall be eligible to receive an additional cash and/or equity bonus in connection with either or both of the events referred to in clauses (i) and (ii) above, with the payment and amounts of any such bonuses determined in the sole and absolute discretion of CPP’s Board or Compensation Committee.

(iii)        Expenses. During the Employment Period, Executive shall be entitled to receive reimbursement or seek direct payment to vendors for all employment-related expenses incurred by Executive in accordance with the policies, practices and procedures of CPP as in effect generally from time to time after the Effective Date with respect to executives of CPP.

(iv)        Paid Time Off (PTO). During the Employment Period, Executive shall accrue paid time off for vacation, sick and personal days at a rate of 30 days per year (with 30 days in total in 2016), subject to a maximum accrual in accordance with CPP’s policy regarding such accrual in effect on the Effective Date with respect to other executives of CPP.

(v)         Other Benefits. During the Employment Period, Executive shall be entitled to continue participation in CPP’s 401K plan, or in the event such plan is terminated, a comparable ERISA-qualified benefit plan, as well as such health insurance, dental and other benefits, as are provided generally to other executives at CPP, in accordance with the policies, programs and practices of CPP which are in effect from time to time after the Effective Date.

3.           EARLY TERMINATION OF EMPLOYMENT.

(A)         DEATH OR DISABILITY. Executive’s employment shall terminate automatically upon Executive’s death during the Employment Period. In the event that Executive is disabled, as a result of mental or physical condition or illness, and as such cannot perform the material functions of his job, even with reasonable accommodation, for a total of ninety (90) consecutive days or for a total of six (6) months (whether or not such six (6) months is consecutive) during any twelve (12) consecutive month period, Executive’s employment may be terminated by CPP upon CPP’s reasonable and good faith determination that Executive is so disabled (“Disability Effective Date”). In the event that CPP intends to terminate the employment of Executive because of disability, CPP shall give the Executive no less than thirty (30) days’ prior written notice of CPP’s intention to terminate Executive’s employment. In the event that Executive denies that he is disabled from performing the material functions of his job, Executive may, within sixty (60) days of the date of notice of CPP’s intention to terminate, request that his disability be determined by an independent, licensed physician selected by CPP or its insurers and acceptable to Executive, with Executive’s acceptance of the physician not to be unreasonably withheld. Promptly following such request by Executive, CPP shall arrange for an examination of Executive and Executive shall cooperate fully in such examination. Executive shall remain employed under all the terms, provisions and conditions of this Agreement, until the physician determines in writing whether Executive is disabled from performing the material functions of his job. In the event that the physician determines that Executive is not disabled from performing the material functions of his job, Executive shall continue with his employment under this Agreement. In the event that the physician determines that Executive is disabled from performing the material functions of his job, Executive’s employment shall terminate seven (7) days following such determination.

(B)         CAUSE. CPP may terminate Executive’s employment during the Employment Period for Cause by giving written notice to Executive. For purposes of this Agreement, “Cause” shall mean and be limited to (i) the conviction of Executive for committing a felony; (ii) CPP’s good faith determination corroborated by independent evidence, or Executive’s admission, of Executive’s performance of any act or his failure to act, for which if he were prosecuted and convicted, would amount to a felony involving money or property of CPP or its subsidiaries, or which would constitute a felony in the jurisdiction where the act or failure to act has occurred; (iii) CPP’s good faith determination corroborated by independent evidence, or Executive’s admission, of the material failure, neglect, or refusal by Executive properly to discharge, perform or observe any or all of Executive’s job duties, provided Executive has been given written notice of such failure, neglect or refusal, and has not cured such within thirty (30) days thereafter; (iv) Executive’s material violation of any fiduciary duty or duty of loyalty owed to CPP; or (v) the material breach of the Employee Intellectual Property, Confidentiality and Non-Compete Agreement.

(C)         GOOD REASON. Executive may terminate his employment for Good Reason by giving written notice to CPP. For purposes of this Agreement, “Good Reason” shall mean, in the absence of the consent of the Executive (it being agreed that consent to any of the following is not deemed a consent to a similar or subsequent act by CPP), a reasonable determination by the Executive that any of the following has occurred:

(i)          the assignment to the Executive of any duties inconsistent in any material respect with the Executive’s position (including title and reporting requirements, authority, duties or responsibilities as contemplated by Section 2(A) of this Agreement), or any other action by CPP which results in a material diminution in such position, authority, duties or responsibilities excluding for this purpose an isolated and insubstantial action not taken in bad faith and which is remedied by CPP within ten (10) days after receipt of written notice thereof given by the Executive;

(ii)         following a “Change of Control” (as hereinafter defined) or in the ninety (90) day period immediately preceding a Change in Control CPP (a) reduces Executive’s Base Salary from Executive’s Base Salary immediately preceding the Change in Control or (b) requires Executive to relocate from the Tucson, Arizona area; or

(iii)        any failure by CPP to comply with any of the provisions of this Agreement applicable to CPP, provided CPP has been given written notice of such failure, neglect or refusal, and has not cured such within thirty (30) days thereafter, other than any isolated and insubstantial failure not occurring in bad faith and which is remedied promptly after written notice thereof from Executive.

(D)         TERMINATION FOR OTHER REASONS. CPP may terminate the employment of Executive without Cause by giving written notice to Executive at least thirty (30) days prior to the Date of Termination. Executive may resign from his employment without Good Reason hereunder by giving written notice to CPP at least thirty (30) days prior to the Date of Termination.

(E)         NOTICE OF TERMINATION. Any termination shall be communicated by Notice of Termination to the other party. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date. The failure by Executive or CPP to set forth in the Notice of Termination any fact or circumstance shall not waive any right of Executive or CPP hereunder or preclude Executive or CPP from asserting such fact or circumstance in enforcing Executive’s or CPP’s rights hereunder.

(F)         DATE OF TERMINATION. “Date of Termination” shall mean (i) if Executive’s employment is terminated by CPP for Cause, or by Executive for Good Reason, (a) the date of delivery of written notice, if by personal delivery or overnight carrier, or (b) three (3) calendar days after the date of mailing of written notice, if transmitted by first class mail; provided, however, if a cure period applies, then the Date of Termination shall mean the expiration date of said cure period if the breach is not cured and provided, further that any notice sent under clause (a) or (b) shall also be sent via e-mail at the same time as the notice is delivered to the carrier or mailed; (ii) if Executive’s employment is terminated by reason of Executive’s death or disability, the date of death, or the effective date of disability as provided herein above; or (iii) if Executive’s employment is terminated by CPP other than for Cause, death, or Disability or by Executive other than for Good Reason, the Date of Termination shall be the 30th day following the transmission of Notice of Termination as specified in (D) of this section.

4.          OBLIGATIONS OF CPP UPON EARLY TERMINATION.

(A)         WITHOUT CAUSE BY CPP OR FOR GOOD REASON BY EXECUTIVE. If, during the Employment Period, CPP shall terminate Executive’s employment without Cause or Executive shall terminate employment for Good Reason:

(i)          CPP shall pay to Executive, within thirty (30) days after the Date of Termination, any accrued base salary, PTO, expense reimbursement and any other entitlements accrued by Executive under Section 2(B), to the extent not previously paid (the sum of the amounts described in this subsection shall be hereinafter referred to as the “Accrued Obligations”).

(ii)         CPP shall continue to pay to Executive, in regular bi-weekly installments Executive’s Base Salary under the Agreement for a period of twelve (12) months after the Date of Termination (ignoring any decrease that forms the basis for Executive’s resignation for Good Reason).

(iii)        CPP shall continue to provide benefits to Executive at least equal to those which would have been provided to him in accordance with Section 2(B)(v), for a twelve (12) month period commencing on the termination date (the “Welfare Benefit Continuation”). Executive’s rights under CPP’s benefit plans of general application shall be determined under the provisions of those plans. If Executive commences employment with another employer and is eligible to receive paid medical or other welfare benefits under another employer-provided plan, similar to the medical and other welfare benefits to be provided by CPP as described herein, then the medical and other welfare benefits provided by CPP shall terminate.

(iv)        In addition to the items specified in Section 4(A)(i) to (iii), CPP may, in its discretion, negotiate other mutually agreeable severance arrangements with Executive in accordance with Section 4(F) below.

(v)         The payments to be made to Executive under Section 4(A)(ii) through (iv) above shall be contingent upon Executive executing a release in the form attached hereto as Exhibit A or a substantially similar form (the “Release”), such form to include a commitment from Executive to comply with his confidentiality obligations under the Employee Intellectual Property, Confidentiality and Non-Compete Agreement he executed with CPP. No payments will be made prior to the effectiveness of the Release.

(vi)        In the event of termination by reason of Executive’s death, all stock options and shares of restricted stock that are not vested at the time of termination shall immediately vest and any such stock options shall be exercisable by Executive’s Beneficiary (as such term is defined in CPP’s 2016 Equity Incentive Plan), for a period of twenty-four (24) months from the date of Executive’s death.

(vii)       In the event that (a) CPP shall terminate Executive’s employment without Cause, (b) Executive shall terminate employment for Good Reason, or (c) Executive’s employment is terminated due to Disability, Executive shall have the greater of (y) twelve (12) months from such Date of Termination and (z) the date set forth in the applicable stock option agreement(s) to exercise any stock options that were previously granted to Executive and that have vested as of such Date of Termination and/or have vested as a result of such termination.

(B)         DEATH. If Executive’s employment is terminated by reason of Executive’s death during the Employment Period, this Agreement shall terminate without further obligation to Executive’s legal representatives under this Agreement, other than (i) for payment of Accrued Obligations (which shall be paid to Executive’s estate or beneficiary, as applicable, in a lump sum in cash within sixty (60) days of the Date of Termination), and (ii) as set forth in Section 4(A)(vi).

(C)         CAUSE BY CPP OR WITHOUT GOOD REASON. If Executive’s employment shall be terminated for Cause by CPP or Executive terminates his employment without Good Reason during the Employment Period, this Agreement shall terminate without further obligations to Executive other than the obligation to pay to Executive the Accrued Obligations and the amount of any compensation previously deferred by Executive (exclusive of Executive’s 401K plan or other then-existing ERISA-qualified benefit plan, which shall be subject to the terms of said plan and applicable law), in each case to the extent theretofore unpaid, all of which shall be paid in cash within thirty (30) days of the Date of Termination.

(D)         DISABILITY. If Executive’s employment shall be terminated by reason of Executive’s disability during the Employment Period, this Agreement shall terminate without further obligation to Executive, other than for payment of Accrued Obligations and the timely payment or provision of the Welfare Benefit Continuation. Accrued Obligations shall be paid to Executive in a lump sum in cash within thirty (30) days of the Date of Termination. Executive shall be entitled after the Disability Effective Date to receive disability and other benefits as in effect at the Disability Effective Date with respect to other executives of CPP and their families. In addition, CPP shall continue to pay to Executive in regular biweekly installments, Executive’s base salary under the Agreement for a period of six (6) months following termination.

(E)         WELFARE BENEFIT CONTINUATION. In the event that CPP is obligated hereunder to pay Welfare Benefit Continuation to Executive following termination of Executive’s employment, CPP may satisfy its obligation to pay the medical insurance component of the Welfare Benefit Continuation by advancing COBRA payments for the benefit of Executive.

(F)         CONTINUED EMPLOYMENT. In the event that CPP and the Executive elect to not enter into a new employment agreement upon the expiration of the Employment Period, and the Executive does not remain in the employment of CPP as an employee at will or otherwise, if CPP and the Executive mutually agree, CPP shall continue to pay to Executive, in regular bi-weekly installments, Executive’s Base Salary and other benefits described in Section 2(B)(iv) and (v) under this Agreement for a period of time mutually agreed to by CPP and the Executive.

5.           RIGHTS AND OBLIGATIONS UPON A CHANGE IN CONTROL

In the event that (A) six (6) months or less prior to a “Change in Control” (as defined in this Section 5) of CPP during the Employment Period (i) the Executive is terminated without Cause; or (ii) the Executive terminates his employment for Good Reason; or (B) following a Change in Control of CPP during the Employment Period: (i) the Executive is terminated without Cause within one (1) year after the occurrence of a Change of Control, or (ii) the Executive terminates his employment for Good Reason within one (1) year after the occurrence of a Change of Control, then CPP (or CPP’s successor) shall pay the Executive an amount equal to: (i) all Accrued Obligations; (ii) one and one-half (1.5) times the Executive’s Base Salary in effect immediately prior to his termination; (iii) one and one-half (1.5) times the amount of bonus, if any, paid to the Executive for the fiscal year preceding the Change in Control; and (iv) all deferred compensation. Such payment shall be made in a lump sum payable on the date which is thirty (30) days after the Date of Termination. In addition, all stock options and shares of restricted stock that are not vested at the time of such termination shall immediately vest and any such stock options shall be exercisable until the greater of: (a) twenty-four (24) months from the date of such termination, or (b) the last date on which the option may be exercised as set forth in the Executive’s respective option agreement(s). CPP shall also continue for such period to permit the Executive to receive or participate at CPP’s expense in all fringe benefits available to him pursuant to Section 2 above for a period of two (2) years after the termination of his employment; provided, however, in no event shall the amount paid to the Executive pursuant to this Section 5 exceed the maximum payment permitted by Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) or then applicable law, and to the extent any “excess parachute payment,” as that phrase is defined in Section 280G(b) of the Code or then applicable law, would result from the provisions of this Section 5, then the amount the Executive would otherwise receive shall be reduced so that no “excess parachute payment” is made by CPP or received by the Executive.

A “Change in Control” of CPP shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(i)          any Person (as defined below) is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of securities of CPP (not including in the securities Beneficially Owned by such Person any securities acquired directly from CPP) representing 50% or more of CPP’s then outstanding securities; or

(ii)         the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who, on the date of this Agreement, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of CPP) whose appointment or election by the Board or nomination for election by CPP’s stockholders was approved or recommended by a vote of at least a two-thirds of the directors then still in office who either were directors on the date of this Agreement or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii)        there is consummated a merger or consolidation of CPP with any other corporation other than (A) a merger or consolidation which would result in the voting securities of CPP outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the voting securities of CPP or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of CPP (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of CPP (not including in the securities Beneficially Owned by such Person any securities acquired directly from CPP) representing 50% or more of the combined voting power of CPP’s then outstanding securities; or

(iv)        the stockholders of CPP approve a plan of complete liquidation or dissolution of CPP or there is consummated an agreement for the sale or disposition by CPP of all or substantially all of CPP’s assets, other than a sale or disposition by CPP of all or substantially all of CPP’s assets to an entity at least 75% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of CPP immediately prior to such sale.

“Person” shall have the meaning set forth in Section 3(a)(9) of the Exchange Act except that such term shall not include: (i) CPP; (ii) a trustee or other fiduciary holding securities under an employee benefit plan of CPP; (iii) an underwriter temporarily holding securities pursuant to an offering of such securities; or (iv) a corporation owned, directly or indirectly, by the stockholders of CPP in substantially the same proportions as their ownership of stock of CPP.

6.           CONFIDENTIAL INFORMATION.

Executive acknowledges that the Employee Intellectual Property, Confidentiality and Non- Compete Agreement by and between Executive and CPP is, and shall remain, in full force and effect.

7.           Dispute Resolution. Any dispute, controversy, or claim arising out of or in connection with this Agreement will be settled by arbitration in the State of Arizona, pursuant to the rules of the American Arbitration Association. Any award will be final, binding and conclusive upon the parties and a judgment rendered thereon may be entered in any court having jurisdiction thereof. For the avoidance of doubt, the arbitrator(s) in any arbitration may award any remedy available at law or equity, including the remedies of specific performance and injunction. The prevailing party in any proceeding regarding a dispute, controversy or claim is entitled to recover all of its costs and attorneys’ fees incurred in each proceeding, including any and all appeals or petitions from any proceeding. The prevailing party will be determined by the deciding tribunal based on which party succeeds in obtaining the relief, or in successfully obtaining or securing more of the relief it sought than that sought by the opposing party(ies).

Insofar as the scope of CPP’s business is expected to be international, and that CPP competes with its competitors on an international level, any restrictions contained in this Agreement shall apply broadly. The geographic scope of the foregoing covenant is Canada, Europe, Japan and the United States of America. If the arbitrator should determine the foregoing scope is too broad to be enforced, then the geographic scope will be the broadest scope permissible in the following sequential order of geographic regions to arrive at a geographic scope that a court of competent jurisdiction determines is reasonable in light of CPP’s circumstances and competitive situation: (1) the United States of America; (2) Arizona, California, New York, New Jersey; and (3) Arizona.

8.           NO CONFLICTING OBLIGATIONS OF EXECUTIVE.

Executive represents and warrants that he is not subject to any duties or restrictions under any prior agreement with any previous employer or other person or entity, and that he has no rights or obligations which may conflict with the interests of CPP or with the performance of Executive’s duties and obligations under this Agreement. Executive agrees to notify CPP immediately if any such conflicts occur in the future.

9.           SUCCESSORS.

(A)         This Agreement is personal to Executive and shall not be assignable by Executive.

(B)         This Agreement shall inure to the benefit of CPP and its successors and assigns. CPP may assign this Agreement to any successor or affiliated entity, subsidiary, sibling, or parent company, subject to any rights and obligations that may accrue in the event such assignment triggers a Change in Control.

10.         MISCELLANEOUS

(A)         This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona, without reference to the principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement, together with the Employee Intellectual Property, Confidentiality and Non- Compete Agreement by and between the parties, contains the full and complete understanding between the parties hereto and supersedes all prior understandings, whether written or oral pertaining to the subject matter hereof. This Agreement may not be amended or modified otherwise than by written agreement executed by Executive and by the designated representative of the Board.

(B)         All notices and other communications hereunder shall be in writing and shall be given by (i) hand delivery to the other party or (ii) by registered or certified mail, return receipt requested, postage prepaid, to such address as either party shall have furnished to the other in writing in accordance herewith, and additionally by e-mail to such e-mail address as either party shall have furnished to the other in writing in accordance herewith. Notice may be given to CPP at its principal place of business or Executive at his address and e-mail address set forth on the signature page hereto.

Notice to CPP also must be given to:

Leslie Marlow, Esq.

Gracin & Marlow, LLP

The Chrysler Building

405 Lexington Avenue, 26th Floor

New York, New York 10174

(212) 208-4657

(C)         The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(D)         CPP may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(E)         The failure of either party to insist upon strict compliance with any provision of this Agreement, or the failure to assert any right either party may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and, pursuant to the authorization from its Board of Directors, CPP has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

CANCER PREVENTION PHARMACEUTICALS, INC.,

a Delaware Corporation

By:	/s/ Richard Love	Date:	February 1, 2016

Name: Richard Love
Its: Compensation Committee Chairman

EXECUTIVE

/s/ Jeffrey Jacob	Date:	February 1, 2016
Jeffrey Jacob
3080 N Webster Rd.
Tucson, Arizona 85750

(e-mail address)

EXHIBIT A

RELEASE AGREEMENT

(To be signed on or after the Separation Date)

1.	Consideration. I understand that my position with Cancer Prevention Pharmaceuticals, Inc. (the “CPP”) terminated effective [ ] (the “Separation Date”). CPP has agreed that if I timely sign, date and return this Release Agreement (“Release”), and I do not revoke it, CPP will provide me with certain severance benefits pursuant to the terms and conditions of that certain Employment Agreement between myself and CPP effective as of January 1, 2016 (the “Employment Agreement”), and any agreements incorporated therein by reference. I understand that I am not entitled to such severance benefits unless I timely sign this Release and allow it to become effective.

2.	General Release. In exchange for the consideration to be provided to me under the Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release, acquit and forever discharge CPP and its subsidiary, and affiliated entities, and investors, along with its and their predecessors and successors and their respective directors, officers, employees, shareholders, stockholders, partners, agents, attorneys, insurers, affiliates and assigns, and CPP generally and completely releases, acquits and forever discharges me (collectively, the “Released Parties”), of and from any and all claims, liabilities and obligations, both known and unknown, that arise from or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date that this Release is executed (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to my employment with CPP, or the termination of that employment; (b) all claims related to my compensation or benefits from CPP, including salary, bonuses, commissions, other incentive compensation, vacation pay and the redemption thereof, expense reimbursements, fringe benefits, stock, stock options, or any other ownership or equity interests in CPP; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including but not limited to claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including but not limited to claims for discrimination, harassment, retaliation, attorneys’ fees, penalties, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the National Labor Relations Act, Age Discrimination in Employment Act of 1967 (29 U.S.C. §§621, et seq.), Genetic Information Nondiscrimination Act of 2008 (“GINA”), Uniformed Services Employment and Reemployment Rights Act (“USERRA”), the Employee Retirement Income Security Act (“ERISA”), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the federal Family and Medical Leave Act (“FMLA”), Arizona wage and hour laws (A.R.S. §23-101 et seq.), the Arizona Civil Rights Act, the Arizona Employment Protection Act (A.R.S. §23-1501), and the Arizona Constructive Discharge Statute (A.R.S. §23-1502).

3.	Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (a) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with CPP to which I am a party, the charter, bylaws, or operating agreements of CPP, or under applicable law; (b) any rights that are not waivable as a matter of law; or (c) any claims arising from the breach of the severance provision of the Employment Agreement. I acknowledge that nothing in this Agreement prevents me from filing, cooperating with, or participating in any investigation or proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the Arizona Civil Rights Division of the Arizona Attorney General’s Office, or the Arizona Industrial Commission, Labor Department, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge, investigation or proceeding. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

4.	ADEA Waiver. I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (“ADEA Waiver”). I also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my ADEA Waiver does not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release; (c) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke the ADEA Waiver; and (e) the ADEA Waiver will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release.

5.	Release of Unknown Claims. In granting the release herein, which includes claims that may be unknown to you at present, you acknowledge that you expressly waive and relinquish any and all rights and benefits under any applicable law or statute providing, in substance, that a general release does not extend to claims which a party does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her would have materially affected the terms of such release.

6.	Other Agreements and Representations. I further agree: (a) not to voluntarily (except in response to legal compulsion, which includes without limitation subpoena or response to governmental agency inquiry) assist any third party in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against CPP, its parent or subsidiary entities, investors, affiliates, officers, directors, employees or agents; (b) to cooperate fully with CPP, by voluntarily (without legal compulsion) providing accurate and complete information, in connection with CPP’s actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters, arising from events, acts, or failures to act that occurred during the period of my employment by CPP; and (c) I hereby acknowledge and reaffirm my continuing obligations under the terms of my Employee Intellectual Property, Confidentiality and Non- Compete Agreement that I executed with CPP). In addition, I hereby represent that I have received all the leave and leave benefits and protections for which I am eligible, pursuant to FMLA or any applicable law or policy of CPP, and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

This Release, together with the Confidential Information Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between CPP and me with regard to the subject matter hereof. I am not relying on any promise or representation by CPP that is not expressly stated herein. This Release may only be modified by a writing signed by both me and a duly authorized officer of CPP.

CANCER PREVENTION PHARMACEUTICALS, INC.

Signed:

Print Name:

Date:

UNDERSTOOD AND AGREED:

Signed:

Print Name:

Date: